UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Rexford Industrial Realty, Inc.

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April 15, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors of Rexford Industrial Realty, Inc., a Maryland corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Friday, May 30, 2014, at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, California 90012 at 8:00 a.m. (Pacific Time).

The notice of meeting and Proxy Statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the Internet, by mail or in person as described in the Proxy Statement.

Thank you for your continued support of Rexford Industrial Realty, Inc.

Sincerely yours,

Richard Ziman

Chairman of the Board of Directors

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 1000

Los Angeles, California 90025

(310) 966-1680

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2014 Annual Meeting of Stockholders of Rexford Industrial Realty, Inc., a Maryland corporation. The meeting will be held at 8:00 a.m. (Pacific Time), on Friday, May 30, 2014, at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, California 90012.

At the 2014 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of seven directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(3)	Any other business properly introduced at the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.

You must own shares of Rexford Industrial Realty, Inc. common stock of record at the close of business on April 1, 2014, the record date for the 2014 Annual Meeting of Stockholders, or hold a valid proxy from a record holder as of the record date, to attend and vote at the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. If you plan to attend, please bring proper photo identification and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 1, 2014. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card, or if your shares are held in street name, the instructions provided by your broker, bank or other nominee. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2014 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors,

Jonathan Abrams

General Counsel and Secretary

Los Angeles, California

April 15, 2015

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 1000

Los Angeles, California 90025

(310) 966-1680

PROXY STATEMENT

GENERAL

This Proxy Statement and accompanying proxy card are available beginning April 15, 2014 in connection with the solicitation of proxies by the Board of Directors of Rexford Industrial Realty, Inc., for use at the 2014 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2013 fiscal year, including financial statements, is being made available simultaneously with this Proxy Statement to each stockholder.

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on May 30, 2014: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com. Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on any such website is not a part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials? Our Board of Directors is making these materials available to you over the Internet or by delivering paper copies to you by mail in connection with Rexford Industrial Realty, Inc.’s Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

(1)	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

(2)	Call 1-800-579-1639; or

(3)	Log on to the Internet at www.proxyvote.com and follow the instructions at that site. The website address for authorizing a proxy by Internet is also provided on your Notice, as well as your unique 12 digit control number needed to access the Company’s Annual Meeting information located at www.proxyvote.com.

Telephone and Internet proxy authorizations will close at 11:59 p.m. (Eastern Time) on May 29, 2014. If you authorize a proxy, unless you indicate otherwise, the persons named as your proxies will cast your votes FOR all of the nominees for election as directors named in this Proxy Statement and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm. The persons named as proxies will vote in their discretion on any other business properly introduced at the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Where and when is the Annual Meeting? The Annual Meeting will be held at 8:00 a.m. (Pacific Time) on Friday, May 30, 2014 at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, California 90012.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 1, 2014, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present proper photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 1, 2014 to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of seven directors;

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(3)	any other business properly introduced at the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

•	FOR the election of each nominee named in this Proxy Statement (see Proposal No. 1); and

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (see Proposal No. 2).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board and in their discretion on any other business properly introduced at the Annual Meeting.

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 1, 2014, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting for each share of common stock you owned as of the record date. As of April 1, 2014, we had 25,551,204 shares of common stock outstanding.

Who counts the votes? A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of the election.

What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the Chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 1, 2014, without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 120 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of all the votes cast in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (“NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•	With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•	Filing written notice of revocation with our Secretary before our Annual Meeting at the address shown on the front of this Proxy Statement or at our Annual Meeting;

•	signing a proxy bearing a later date; or

•	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the two proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Company Information—Governance Documents page of the Investor Relations section on our website at www.rexfordindustrial.com.

NO PERSON IS AUTHORIZED ON OUR BEHALF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

The date of this Proxy Statement is April 15, 2014.

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect seven directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Rexford Industrial Realty, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the seven nominees listed below.

Name	Age	Position
Richard Ziman	71	Chairman of the Board of Directors
Howard Schwimmer	53	Co-Chief Executive Officer and Director
Michael S. Frankel	51	Co-Chief Executive Officer and Director
Robert L. Antin †	64	Director
Steven C. Good †	71	Director
Joel S. Marcus †	66	Director
Peter E. Schwab †	70	Director

†	Independent within the meaning of the NYSE listing standards.

Richard Ziman

Mr. Ziman has served as the Chairman of our Board since January 18, 2013 as part of the formation transactions (“formation transactions”) in connection with our initial public offering (“IPO”), which was completed on July 24, 2013. Mr. Ziman served as the Co-Founder and Chairman of our predecessor business from its inception in December 2001. Mr. Ziman’s industrial real estate experience comprises over forty years of industrial real estate investment experience overseeing his personal, family and foundation-related investments in Southern California as well as having co-founded and served as chairman of the management companies that we acquired as part of our formation transactions. Mr. Ziman’s overall commercial real estate experience also includes his role as the founding Chairman and CEO of Arden Realty, Inc. (“Arden”), a real estate investment firm focused on the commercial office real estate markets in infill Southern California. Mr. Ziman served as Arden’s Chairman of the Board and CEO from its inception in 1990 until its sale in mid-2006 to GE Real Estate in a $4.8 billion transaction involving Arden’s portfolio of approximately 18.5 million square feet in more than 200 office buildings. Arden was publicly traded on the NYSE under the symbol “ARI.” In 2006, Mr. Ziman also co-founded

AVP Advisors, LLC and AVP Capital, LLC, the exclusive advisor to American Value Partners, a real estate fund of funds deploying capital on behalf of pension funds throughout the United States. In 1979, Mr. Ziman formed Pacific Financial Group, a diversified real estate investment and development firm, of which he was Managing General Partner. Mr. Ziman also serves on the boards of directors of The Rosalinde and Arthur Gilbert Foundation and The Gilbert Collection Trust. In 2001, Mr. Ziman established and endowed the Richard S. Ziman Center for Real Estate at the Anderson Graduate School of Management at the University of California at Los Angeles. Over the years, Mr. Ziman has held many significant leadership positions in the cultural, educational and social service life of Southern California. Mr. Ziman received his Bachelor’s degree and his Juris Doctor degree from the University of Southern California and practiced law as a partner of the law firm Loeb & Loeb from 1971 to 1980, specializing in transactional and financial aspects of real estate. Our Board of Directors determined that Mr. Ziman should serve as a director based on his extensive executive management experience in the industrial real estate industry and in public companies and extensive knowledge of our company and our operations.

Howard Schwimmer

Mr. Schwimmer has served as our Co-Chief Executive Officer and as a Board member since January 18, 2013 as part of our formation transactions. Mr. Schwimmer also served as Co-Founder and Senior Managing Partner of our predecessor business and President of one of the management companies that we acquired as part of our formation transactions. From May 1983 until November 2001, Mr. Schwimmer, a licensed California real estate broker, served at various times as manager, executive vice president and broker of record for DAUM Commercial Real Estate, one of California’s oldest industrial brokerage companies. Mr. Schwimmer’s professional career has been dedicated entirely and exclusively to Southern California infill industrial real estate, including its acquisition, value-add improvement, management, sales, leasing and disposition. Mr. Schwimmer has extensive experience forming real estate investment companies, managing real estate brokerage offices, serving as a real estate brokerage company board member and acquiring, repositioning, developing, leasing, selling and adding value to over thirty million square feet of industrial properties in Southern California. Mr. Schwimmer received his Bachelor’s degree from the University of Southern California in 1983 where he majored in business with an emphasis in real estate finance and development. Mr. Schwimmer serves on the USC Lusk Center Real Estate Leadership Council, is Board Chair of USC Hillel, and is the Allocation Committee Chair of the Los Angeles Jewish Federation, Real Estate Principals Organization. Our Board of Directors determined that Mr. Schwimmer should serve as a director based on his executive management experience in the real estate industry and extensive knowledge of our company and our operations.

Michael S. Frankel

Mr. Frankel has served as our Co-Chief Executive Officer and as a Board member since January 18, 2013 as part of our formation transactions. Mr. Frankel served as the Chief Financial Officer of one of the management companies that we acquired as part of our formation transactions and as Managing Partner of Rexford Industrial LLC and Rexford Sponsor LLC. Mr. Frankel’s career includes ten years co-managing our predecessor business, which exclusively focused on investing in infill Southern California industrial real estate. Mr. Frankel has focused on real estate investment, private equity investments and senior management operating roles throughout his career. Mr. Frankel was previously responsible for investments at the private equity firm “C3,” a subsidiary of the Comcast Corporation (NASD: CMCSA). Mr. Frankel also served with LEK Consulting, providing strategic advisory services to several of the world’s leading investment institutions. Mr. Frankel began his career as Vice President at Melchers & Co., a European-based firm, where he was responsible for Melchers’ U.S.-Asia operations, principally based in Beijing. Mr. Frankel brings significant private equity, finance and management experience to our company. Mr. Frankel has substantial experience working in China, Southeast Asia and France, and speaks Mandarin and French. Mr. Frankel is a licensed real estate broker in the state of California and a member of the Urban Land Institute. Mr. Frankel earned his Bachelor of Arts degree in political economy from the University of California at Berkeley and his Masters of Business Administration from the Harvard Business School. Our Board of Directors determined that Mr. Frankel should serve as a director based on his extensive executive management and operational experience and an extensive knowledge of our company and our operations.

Robert L. Antin

Mr. Antin has served as a Board member since the completion of our IPO on July 24, 2013 and is the Chairman of our Nominating and Corporate Governance Committee. Mr. Antin was a founder of VCA Antech, Inc. (“VCA”), a publicly traded national animal healthcare company (NASDAQ: WOOF) that provides veterinary services, diagnostic testing and various medical technology products and related services to the veterinary market. Mr. Antin has served as a Director, Chief Executive Officer and President at VCA since its inception in 1986. From September 1983 to 1985, Mr. Antin was President, Chief Executive Officer, a Director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was an officer of American Medical International, Inc., an owner and operator of health care facilities. Mr. Antin received his Bachelor’s degree from the State University of New York at Cortland and his MBA with a certification in hospital and health administration from Cornell University. Our Board of Directors determined that Mr. Antin should serve as a director based on his extensive experience as an executive at a public company which enables him to make significant contributions to the deliberations of the Board, especially in relation to operations, financings and strategic planning.

Steven C. Good

Mr. Good has served as a Board member since the completion of our IPO on July 24, 2013 and is the Chairman of our Audit Committee and a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Since February 2010, Mr. Good has served as a consultant for the accounting firm of Cohn Reznick LLP and provides business consulting and advisory services for a sizeable and varied client base which includes manufacturing, garment, medical services, and real estate development industries. Mr. Good founded the accounting firm of Good, Swartz, Brown & Berns (predecessor of Cohn Reznick LLP) in 1976, and served as an active Senior Partner until February 2010. From 1997 until 2005, Mr. Good served as a Director of Arden Realty Group, Inc., a publicly-held Real Estate Investment Trust listed on the New York Stock Exchange. Mr. Good currently serves as a Director of OSI Systems, Inc. (NASDAQ: OSIS). Mr. Good also currently serves as a Director of Kayne Anderson MLP Investment Company (NYSE: KYN) and Kayne Anderson Energy Total Return Fund, Inc. (NYSE: KYE). Mr. Good holds a Bachelor of Science degree in Accounting from the University of California, Los Angeles and attended its Graduate School of Business. Our Board of Directors determined that Mr. Good should serve as a director based on his extensive audit, finance and accounting expertise as well as extensive experience as a Director of several public companies.

Joel S. Marcus

Mr. Marcus has served as a Board member since the completion of our IPO on July 24, 2013 and is the Chairman of our Compensation Committee and a member of our Audit Committee. Since May 2007, Mr. Marcus has served as Chairman of the Board of Directors of Alexandria Real Estate Equities, Inc. (“Alexandria,” NYSE: ARE), a publicly traded REIT focused on life science real estate. Mr. Marcus has also served as Chief Executive Officer since March 1997, President since February 2009, and a Director since Alexandria’s inception in 1994. Mr. Marcus co-founded Alexandria in 1994, Alexandria Venture Investments in 1996, and the annual Alexandria Summit™ in 2011. From 1986 to 1994, Mr. Marcus was a partner at the law firm of Brobeck, Phleger & Harrison LLP, specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions. From 1984 to 1994, he also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture that financed the development of, and owned patents to, genetically engineered biopharmaceutical products. Mr. Marcus was formerly a practicing certified public accountant and tax manager with Arthur Young & Co. specializing in the financing and taxation of REITs. He received his undergraduate and Juris Doctor degrees from the University of California, Los Angeles. Mr. Marcus serves on the boards of the Accelerator Corporation, of which he was one of the original architects and co-founders, Foundation for the National Institutes of Health, Intra-Cellular Therapies, Inc., Multiple Myeloma Research Foundation, and the Partnership for New York City. Mr. Marcus received the Ernst & Young 1999 Entrepreneur of the Year Award

(Los Angeles—Real Estate). Mr. Marcus served on the Board of Trustees of PennyMac Mortgage Investment Trust, a publicly traded mortgage REIT, from August 2009 to August 2012. Our Board of Directors determined that Mr. Marcus should serve as a director based on his over 38 years of experience in the real estate and life sciences industries, including his 17 years of operating experience as a Chief Executive Officer and 19 years of experience as a Director of a publicly traded REIT.

Peter E. Schwab

Mr. Schwab has served as a Board member since February 26, 2014 and is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Schwab is a 39-year veteran of the lending industry. He retired in 2011 as Chairman and CEO of Wells Fargo Capital Finance, a leading provider of traditional asset-based lending and other specialized senior secured financing vehicles to companies nationwide. Mr. Schwab was a member of Wells Fargo Bank’s Management Committee. He served in various senior roles with Wells Fargo Capital Finance and predecessor entities (including Foothill Capital Corporation) during his 28-year tenure with the organization. Mr. Schwab currently serves on the Board of Directors of TCP Capital Corp. (NASDAQ:TCPC), a public registered investment company, as well as the boards of several private companies and educational, health, arts, and industry not-for-profit organizations. He earned his bachelor’s degree in education from California State University, Northridge and his master’s degree in education administration from California State University, Los Angeles. Our Board of Directors determined that Mr. Schwab should serve as a director based on his extensive finance experience and expertise (in particular with respect to asset-based lending), leadership roles within major lending institutions, and service on other public and private boards.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board is not classified, with each of our directors subject to re-election annually;

•	of the seven persons who serve on our Board, our Board has determined that four, or 57%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law (the “MGCL”); and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board is currently chaired by Mr. Ziman, our Chairman. Our Board believes that Mr. Ziman’s service as our Chairman is in the best interests of our Company and our stockholders because Mr. Ziman possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board’s time and attention is focused on the most critical matters. Our Board believes that his role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and tenants.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management, independent directors typically meet without management present each time the full Board or a Board committee convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. We currently do not have a lead independent director.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS

The Board held four regularly scheduled and special meetings in 2013 following our IPO to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2013.

BOARD COMMITTEES

Our Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees, and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish other committees to facilitate the management of our company.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by applicable SEC regulations and NYSE corporate governance listing standards. Our Board has determined that each of our Audit Committee members is “financially literate” as that term is defined by NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee is also responsible for the Audit Committee report included in this Proxy Statement. Mr. Good is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Marcus and Schwab are members of the Audit Committee. During 2013, the Audit Committee met a total of two times.

Compensation Committee

Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•	reviewing and approving, at least annually, the performance goals and objectives relevant to our Co-Chief Executive Officers’ compensation, evaluating our Co-Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration of our Co-Chief Executive Officers based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our Proxy Statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual Proxy Statement (if required); and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Marcus is Chairman and Messrs. Good and Schwab are members of the Compensation Committee. During 2013, the Compensation Committee did not meet formally.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors to fill vacancies on the Board or at any annual meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each committee of the Board of Directors;

•	annually facilitating the assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and NYSE corporate governance listing standards; and

•	overseeing the Board’s evaluation of the performance of management.

Mr. Antin is Chairman and Messrs. Good and Schwab are members of the Governance Committee. During 2013, our Governance Committee did not meet formally.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), on behalf of the Board of Directors (the “Board” ) of the Company, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, our December 31, 2013 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

The foregoing report has been furnished by the Audit Committee as of April 15, 2014.

Steven C. Good, Chairman

Joel S. Marcus

Peter E. Schwab

CORPORATE GOVERNANCE

GOVERNANCE DOCUMENTS

Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with our Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available on the Company Information—Governance Documents page of the Investor Relations section on our website at www.rexfordindustrial.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, or by email at investorrelations@rexfordindustrial.com.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board formally approved a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or potential conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the Code of Business Conduct and Ethics for our directors, executive officers and other principal financial officers must be approved by the Board or the appropriate committee thereof, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since the date of our IPO, there have been no insider participations or compensation committee interlocks of the Compensation Committee. At all times since the completion of our IPO, the Compensation Committee has been comprised solely of independent, non-employee directors.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at Rexford Industrial Realty, Inc., c/o Jonathan Abrams, General Counsel and Secretary, 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o Jonathan Abrams, General Counsel and Secretary, at jabrams@rexfordindustrial.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman or any other director and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and any personal employee communications may be shared with our human resources department if deemed appropriate. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation, as well as a proposed response, to the appropriate director(s). We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director(s), as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available on the Company Information—Governance Documents page of the Investor Relations section on our website at www.rexfordindustrial.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC and within one year of the NYSE listing date, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards.

All potential candidates are interviewed by the Chairman of the Board and Governance Committee Chairman, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies the Board’s criteria. The stockholder must also provide such other information about the candidate as is set forth in our bylaws and as would be required by the SEC rules to be included in a Proxy Statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of the stockholder’s holding of Rexford Industrial Realty, Inc.’s common stock. All communications are to be directed to the Chairman of the Governance Committee, c/o Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, Attention: General Counsel. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the Proxy Statement for the prior year’s annual meeting will likely not be considered timely for consideration by the Governance Committee for that annual meeting.

AUDIT COMMITTEE FINANCIAL EXPERIENCE

Our Board has determined that Mr. Good qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Good, Marcus and Schwab were each determined by our Board to be “financially literate” in accordance with SEC rules based on their prior experience. Mr. Marcus has extensive experience in real estate investment and management and was formerly a practicing certified public accountant and tax manager with Arthur Young & Co. specializing in the financing and taxation of REITs. Mr. Schwab supervised individuals responsible for financial preparation and reporting during the course of his career and reviewed public company financial processes and disclosure as both an officer and director of public companies.

Our Board determined that Mr. Good acquired the required attributes for such designations as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Since February 2010, Mr. Good has served as a consultant for the accounting firm of Cohn Reznick LLP.

•	Mr. Good founded the accounting firm of Good, Swartz, Brown & Berns (predecessor of Cohn Reznick LLP) in 1976, and served as an active Senior Partner until February 2010.

•	From 1997 until 2005, Mr. Good served as a Director of Arden Realty Group, Inc., a publicly-held REIT listed on the NYSE.

•	Mr. Good currently serves as a Director of OSI Systems, Inc. (NASDAQ: OSIS).

•	Mr. Good also currently serves as a Director of Kayne Anderson MLP Investment Company (NYSE: KYN) and Kayne Anderson Energy Total Return Fund, Inc. (NYSE: KYE).

•	Mr. Good holds a Bachelor of Science degree in Accounting from the University of California, Los Angeles and attended its Graduate School of Business.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Ernst & Young LLP’s fees for the fiscal years ended December 31, 2013 and 2012 (to the extent applicable, as calculated for our predecessor) were as follows:

	Fiscal Year Ended December 31
	2013	2012
Audit Fees	$1,421,000	$277,000
Audit-Related Fees	2,000	2,000
Tax Fees	551,000	56,000
All Other Fees	—	—

Total Fees	$1,974,000	$335,000

A description of the types of services provided in each category is as follows:

Audit Fees—Includes fees for professional services provided in connection with our annual audit, review of our quarterly financial statements, and services in connection with our IPO, SEC registration statements and securities offerings.

Audit-Related Fees—Includes access to accounting research database.

Tax Fees—Includes tax return preparation and other tax planning services incurred in conjunction with our IPO and the roll-up of the predecessor entities in the period the services occurred.

All of the services performed by Ernst & Young LLP subsequent to the Company’s IPO were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. The 2014 Annual Meeting of Stockholders is our first annual stockholders’ meeting since our IPO in July 2013.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Pursuant to this appointment, Ernst & Young LLP will serve as our independent registered public accounting firm and report on our consolidated financial statements for the fiscal year ending December 31, 2014.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Recommendation of the Board of Directors:

Our Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly raised at the Annual Meeting or at any continuation, postponement or adjournment thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

Rexford Industrial Realty, Inc.’s executive officers are as follows:

Name	Age	Position
Howard Schwimmer	53	Co-Chief Executive Officer and Director
Michael S. Frankel	51	Co-Chief Executive Officer and Director
Adeel Khan	40	Chief Financial Officer
Jonathan L. Abrams	38	General Counsel and Secretary

The following section sets forth certain background information regarding those persons currently serving as executive officers of Rexford Industrial Realty, Inc., excluding Howard Schwimmer and Michael S. Frankel, who are described on page 8 under the heading “Proposal No. 1—Nominees for Election to the Board”:

Adeel Khan

Mr. Khan has served as our Chief Financial Officer since our IPO. Mr. Khan served as Corporate Controller for our predecessor business from March 2012 until our IPO. From February 2002 until February 2012, Mr. Khan served as Vice President and Controller at MPG Office Trust, Inc., formerly known as Maguire Properties (NYSE: MPG), the largest owner of class-A office buildings in downtown Los Angeles, with an office and hotel portfolio in Southern California and Denver, Colorado (“MPG”). Prior to MPG, Mr. Khan served as Senior Financial Analyst at The Walt Disney Company (NYSE: DIS). Mr. Khan also served as a Senior Auditor & Consultant at Arthur Andersen LLP, where Mr. Khan assumed responsibility for the audit of public real estate, financial services and media/technology companies. Mr. Khan is a Certified Public Accountant and obtained his Bachelor of Arts in Business Administration at the California State University, Fullerton. Mr. Khan brings to the Company 18 years of accounting, finance and operations experience.

Jonathan L. Abrams

Mr. Abrams has served as our General Counsel and Secretary since November 25, 2013. Mr. Abrams formerly served as Executive Vice President and General Counsel at MPG from 2007 to 2012. Prior to that, he served as Senior Vice President of Business and Legal Affairs at Lionsgate Entertainment (NYSE: LGF), where he advised on regulatory, acquisitions and financing related affairs. Mr. Abrams began his career as an attorney with the law firm Latham & Watkins LLP. Mr. Abrams holds a Bachelor of Arts degree in Political Science, cum laude, from the University of California, Berkeley and a Juris Doctor, cum laude, from Harvard Law School. Mr. Abrams brings to the Company 13 years of legal and corporate governance experience.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. Our “named executive officers” during 2013 were:

•	Howard Schwimmer, Co-Chief Executive Officer;

•	Michael S. Frankel, Co-Chief Executive Officer; and

•	Adeel Khan, Chief Financial Officer.

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups (JOBS) Act. As such, we are permitted to meet the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a smaller reporting company.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Total ($)
Howard Schwimmer	2013	205,615	—	4,000,010	(4)	4,205,625	(4)
Co-Chief Executive Officer

Michael S. Frankel	2013	205,615	—	4,000,010	(4)	4,205,625	(4)
Co-Chief Executive Officer

Adeel Khan	2013	114,231	50,000	275,002		439,233
Chief Financial Officer

(1)	Amounts shown in the “Salary” column reflect the base salary paid to each named executive officer for the period beginning on July 24, 2013 (the closing of our IPO) and ending December 31, 2013.
(2)	Each of our named executive officers is eligible to receive a discretionary bonus with respect to 2013 performance. The amount of any 2013 bonuses has not been determined. It is anticipated that any bonuses with respect to 2013 performance will be determined in the second quarter of 2014. With respect to Mr. Khan, this amount includes a one-time $50,000 cash bonus awarded in connection with the completion of our IPO in 2013.
(3)	Amounts reflect the full grant-date fair value of restricted stock awards granted in 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Note 13 to our consolidated and combined financial statements contained in our Annual Report on Form 10-K filed March 20, 2014. There can be no assurance that awards will vest (in which case no value will be realized by the individual).
(4)	In connection with our IPO, we granted to each of Messrs. Schwimmer and Frankel 285,714 shares of restricted common stock. The amount shown includes a value of $3,939,530 for Mr. Schwimmer and $3,939,530 for Mr. Frankel, each of which is associated with shares of restricted common stock that were cancelled in connection with the Accommodation entered into in October 2013 such that, as of December 31, 2013, each of Messrs. Schwimmer and Frankel held 4,320 shares of restricted common stock. For additional information, refer to the heading “Narrative Disclosure to Summary Compensation Table—Equity Compensation” and “Related-Party and Other Transactions Involving Our Officers and Directors—Accommodation” below.

Narrative Disclosure to Summary Compensation Table

Compensation Consultant

In connection with our IPO in 2013, the Company engaged FTI Consulting, Inc., or FTI, a real estate advisory practice, to provide market-based compensation data and to advise on industry trends and best practices. Other than providing the advice as described above, FTI did not provide any material services to the Company in 2013. Further, pursuant to SEC rules, the Company conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining FTI.

Executive Compensation Arrangements

In July 2013, we entered into employment agreements with Messrs. Schwimmer and Frankel, which became effective upon the completion of our IPO. The following is a summary of the material terms of the agreements. We have not entered into an employment agreement with Mr. Khan.

Under the agreements, Messrs. Schwimmer and Frankel each serve as a Co-Chief Executive Officer of our Company and report directly to our Board. The initial term of the employment agreements will end on the fourth anniversary of the completion of our IPO, or July 24, 2017. On that date, and on each subsequent one year anniversary of such date, the term of the employment agreements will automatically be extended for one year, unless earlier terminated. Pursuant to the employment agreements, during the terms of Messrs. Schwimmer’s and Frankel’s employment, we will nominate each for election as a director.

Under the employment agreements, Messrs. Schwimmer and Frankel each receive initial annual base salaries of $495,000, which are subject to increase at the discretion of our compensation committee. In addition, each of Messrs. Schwimmer and Frankel will be eligible to receive an annual discretionary cash performance bonus targeted at 100% of the executive’s then-current annual base salary. The actual amount of any such bonuses will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by our compensation committee.

In connection with entering into the employment agreements and as described below, Messrs. Schwimmer and Frankel were each granted an award of 285,715 shares of restricted common stock of our common stock (of which 281,395 shares subject to each award were cancelled as of December 31, 2013 in connection with the Accommodation). These restricted stock awards vest in four equal, annual installments on each of the first four anniversaries of the date of grant, subject to each executive’s continued service through the applicable vesting date. In addition, beginning in calendar year 2014 and for each calendar year thereafter, Messrs. Schwimmer and Frankel are each eligible to receive an annual equity award, as determined by our compensation committee in its sole discretion. Messrs. Schwimmer and Frankel are also eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to them and their eligible dependents at our sole expense. Each of Messrs. Schwimmer and Frankel will accrue four weeks of paid vacation per year.

Base Salaries

Each named executive officer’s compensation was initially established based on negotiations in connection with our IPO in 2013. We believe that these base salaries are commensurate with our named executive officers’ positions and are expected to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities. The 2013 annual base salaries of our named executive officers, which were effective as of the completion of our IPO, are set forth in the table below, but may be adjusted by our compensation committee in the future.

Executive	2013 Annual Base Salary
Howard Schwimmer	$495,000
Michael S. Frankel	$495,000
Adeel Khan	$275,000

No changes to base salary levels have been made for 2014.

2013 Annual Bonuses and IPO Bonuses

2013 Annual Bonuses. Our named executive officers are eligible to earn annual discretionary cash performance bonuses based on the attainment of applicable performance objectives. Eligibility to receive these cash bonuses is expected to incentivize our named executive officers to strive to attain company and/or individual performance goals that further our interests and the interests of our stockholders. The applicable terms and conditions of the cash bonuses are determined by our compensation committee.

In 2013, Messrs. Schwimmer, Frankel and Khan were eligible to receive a discretionary annual bonus targeted at 100%, 100% and 60%, respectively, of the executive’s annual base salary. Our compensation committee has not yet made determinations with respect to the bonus payments with respect to 2013, but anticipates that such determinations will be made in the second quarter of 2014.

IPO Bonus. In addition, in connection with the completion of our IPO we awarded Mr. Khan a one-time cash bonus equal to $50,000.

Equity Compensation

In July 2013, our Board adopted our 2013 Incentive Award Plan, referred to below as the Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of our affiliates and to enable our Company and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

Pursuant to the Plan, we granted restricted stock awards to each of our named executive officers in connection with our IPO in 2013. The number of shares of restricted stock granted to our named executive officers in 2013 is set forth in the table below:

Executive	Number of Restricted Shares
Howard Schwimmer	285,715	(1)
Michael S. Frankel	285,715	(1)
Adeel Khan	19,643

(1)	Amount includes 281,395 shares of restricted stock for each of Messrs. Schwimmer and Frankel, which were cancelled in connection with the Accommodation entered into in October 2013. As of December 31, 2013, each of Messrs. Schwimmer and Frankel held 4,320 shares of restricted common stock. For additional information, refer to “Related-Party and Other Transactions Involving Our Officers and Directors—Accommodation” below.

Each of these restricted stock awards will vest as to 25% of the number of shares subject to the award on each of the first, second, third and fourth anniversaries of the date of grant, based on the executive’s continued service with us through the applicable vesting date. In addition, the restricted stock awards granted to Messrs. Schwimmer and Frankel are subject to accelerated vesting provisions set forth in the executive’s employment agreement, as described in further detail below under the heading “Severance and Change in Control Benefits.”

As part of the Accommodation, in 2013 Messrs. Schwimmer and Frankel entered into restricted stock cancellation agreements, whereby they each agreed to cancel a portion of the restricted stock awards described above, based on the participation in the Accommodation by certain pre-IPO investors. As of December 31, 2013, Messrs. Schwimmer and Frankel each agreed to cancel 281,395 shares of the restricted stock awards they were granted in connection with the IPO. For additional information, refer to “Related-Party and Other Transactions Involving Our Officers and Directors—Accommodation” below.

Other Elements of Compensation

Retirement Plans. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites. Our full-time employees, including our named executive officers are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription and other health and related benefits. We may also implement additional benefit and other perquisite programs as our compensation committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our named executive officers’ compensation package.

Additional Compensation Components. As we formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013.

Name	Award Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Howard Schwimmer	7/24/2013	4,320	57,024
Michael S. Frankel	7/24/2013	4,320	57,024
Adeel Khan	7/24/2013	19,643	259,288

(1)	Each restricted stock award will vest as to 25% of the number of shares subject to the award on each of the first, second, third and fourth anniversaries of the date of grant, based on the executive’s continued service with us through the applicable vesting date. In addition, Messrs. Schwimmer’s and Frankel’s restricted stock awards may be subject to accelerated vesting in certain circumstances, as described in “Severance and Change in Control Benefits” below.
(2)	The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2013 ($13.20) by the number of unvested shares of restricted stock outstanding under the award.

Severance and Change in Control Benefits

Pursuant to the terms of the employment agreements for Messrs. Schwimmer and Frankel, if Mr. Schwimmer’s or Mr. Frankel’s employment is terminated by our Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or because our Company elects not to renew the term of the employment agreement then, in addition to any accrued amounts, the executive will be entitled to receive the following:

•

A lump-sum payment in an amount equal to three times the sum of (i) the executive’s annual base salary then in effect, (ii) the average annual bonus earned by the executive for the three prior fiscal years (substituting target bonus in the average for any fiscal year not yet completed if fewer than three fiscal years have been completed) and (iii) the average value of any annual equity awards(s) made to the executive during the prior three fiscal years (excluding the initial grant of restricted stock described above, any award(s) granted pursuant to a multi-year, outperformance or long-term performance program and any other non-recurring awards), or if fewer than three years have elapsed, over such lesser number of years;

•	a lump-sum payment in an amount equal to (i) any annual bonus relating to the year immediately preceding the year in which the termination date occurs that remains unpaid on the termination date (if any), and (ii) a pro rata portion of the executive’s target bonus for the partial fiscal year in which the termination date occurs;

•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and

•	company-paid continuation healthcare coverage for 18 months after the termination date.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of our Company. The employment agreements also contain customary confidentiality and non-solicitation provisions.

Upon a termination of employment by reason of death or disability, the executive or his estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to any accrued amounts. In addition, upon a change in control of our Company (as defined in the Plan), Messrs. Schwimmer and Frankel will be entitled to accelerated vesting of all outstanding equity awards held by such executive as of the date of the change in control. In addition, under the employment agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Mr. Khan is not eligible to receive any severance or change in control benefits.

DIRECTOR COMPENSATION

2013 Director Compensation Table

The following table provides additional detail regarding the 2013 compensation of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		Total ($)
Richard Ziman	109,375	3,000,004	(4)	3,109,379	(4)
Robert L. Antin.	15,313	40,012		55,325
Leslie E. Bider	4,688	40,012		44,700
Steven C. Good	15,313	40,012		55,325
Joel S. Marcus	15,313	40,012		55,325

(1)	Howard Schwimmer, our Co-Chief Executive Officer, and Michael S. Frankel, our Co-Chief Executive Officer, are not included in this table as they are employees of our Company and do not receive compensation for their services as directors. All compensation paid to Messrs. Schwimmer and Frankel for the services they provide to us is reflected in the Summary Compensation Table above.
(2)	Reflects annual base and, if applicable, Chairman and committee retainer fees earned in 2013.

(3)	Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 13 to our consolidated and combined financial statements contained in our Annual Report on Form 10-K filed March 20, 2014. As of December 31, 2013, Messrs. Ziman, Antin, Bider, Good and Marcus held 3,240, 2,858, 0, 2,858 and 2,858 shares, respectively, of our restricted common stock. Mr. Bider resigned from our Board on November 7, 2013.
(4)	In connection with our IPO, we granted to Mr. Ziman 214,286 shares of restricted common stock. Amount includes a value of $2,954,644, which is associated with shares of restricted common stock that were cancelled in connection with the Accommodation entered into in October 2013, such that, as of December 31, 2013, Mr. Ziman held 3,240 shares of restricted common stock. For additional information, refer to “Narrative Disclosure to Director Compensation Table—Equity Compensation” and “Related-Party and Other Transactions Involving Our Officers and Directors—Accommodation” below.

Narrative Disclosure to Director Compensation Table

In connection with our IPO, our Board approved a compensation program for our non-employee directors, which became effective upon completion of our IPO and which consists of annual retainer fees and long-term equity awards. The material terms of the program are described below:

Cash Compensation

Under the program, each non-employee director, other than Mr. Ziman, is entitled to receive an annual cash retainer equal to $25,000 (effective January 1, 2014, $30,000), and Mr. Ziman is entitled to receive an annual cash retainer equal to $250,000 so long as he remains Chairman of our Board. In addition, each committee Chair is entitled to receive a $10,000 annual cash retainer (effective January 1, 2014, the Audit Committee chair annual cash retainer is $20,000) and, in the event we have a lead independent director, he or she will be entitled to receive a $25,000 annual cash retainer. Annual retainers will be paid in cash quarterly in arrears.

Equity Compensation

Under the program, each non-employee director, other than Mr. Ziman, received an award of 2,858 shares of restricted common stock in connection with the completion of our IPO on July 24, 2014. These awards will vest in substantially equal one-third installments on each of the first, second and third anniversaries of the completion of our IPO, subject to continued service on our Board through the applicable vesting date. In addition, in connection with our IPO we granted to Mr. Ziman a “founders” award or 214,286 shares of restricted common stock that will vest as to 25% of the number of shares subject to the award on each of the first, second, third and fourth anniversaries of the date of grant, based on Mr. Ziman’s continued service with us through the applicable vesting date, and will accelerate and vest in full immediately prior to a change in control.

In addition, under the program, each non-employee director who is initially elected to serve on the Board after the IPO will be granted (on the date of such initial election or appointment) restricted stock with a value of $40,000; provided, that if such initial election or appointment does not occur at an annual meeting of stockholders, the value of the restricted stock grant will be prorated accordingly. This initial grant vests in full on the earlier of (1) the date of the annual meeting of stockholders next following the grant date (regardless of whether the director is re-elected at such meeting, so long as the director serves through such meeting) and (2) the first anniversary of the grant date, subject in each case to continued service.

Each director serving on the Board as of the date of each annual meeting of stockholders and who is re-elected for another year of service at such annual meeting will be granted restricted stock with a value of $45,000 on the date of the applicable annual meeting (the “Annual Grant”). Each Annual Grant will vest in full on the earlier of (1) the date of the annual meeting next following the grant date (regardless of whether the director is re-elected at such meeting, so long as the director serves through such meeting) and (2) the first anniversary of the grant date, subject to continued service.

As part of the Accommodation, in 2013 Mr. Ziman entered into restricted stock cancellation agreements, whereby he agreed to cancel a portion of his restricted stock award described above, based on the participation in the Accommodation by certain pre-IPO investors. As of December 31, 2013, Mr. Ziman agreed to cancel 211,046 shares of the restricted stock award he was granted in connection with the IPO. For additional information, refer to “Related-Party and Other Transactions Involving Our Officers and Directors—Accommodation,” below.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	—	—	2,132,221
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	2,132,221

(1)	Consists of the Plan, which was adopted by our Board in connection with the closing of our IPO in July 2013, and provides for awards of options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance awards, performance share awards, LTIP units, stock payments and other incentive awards to be available for employees and consultants of our Company, Rexford Industrial Realty, L.P. (our “operating partnership”) and Rexford Industrial Realty and Management, Inc. (and any of their qualifying subsidiaries) and for our directors.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable as of April 14, 2014 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person holds shares of common stock as opposed to units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 14, 2014 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Rexford Industrial Realty, Inc., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Units(2)
Richard Ziman(3)	368,805	1.4%	1.3%
Howard Schwimmer(4)	438,483	1.7%	1.5%
Michael Frankel	239,908	*	*
Adeel Khan	32,626	*	*
Robert L. Antin	17,858	*	*
Steven C. Good	6,858	*	*
Joel S. Marcus	12,858	*	*
Peter E. Schwab	963	*	*
All directors and executive officers as a group (8 persons)	1,118,359	4.2%	3.9%

*	Less than 1.00%.
(1)	Assumes 25,551,204 shares of common stock are outstanding as of April 14, 2014. In computing the percentage ownership of a person or group, we have assumed that the common units of limited partnership held in our operating partnership (“common units”) held by that person or the persons in the group have been redeemed in exchange for shares of common stock and that those shares are outstanding but that no common units held by other persons have been redeemed in exchange for shares of common stock.
(2)	Computation of the percentage ownership assumes 28,560,463 shares of common stock and common units (other than common units held by us) are outstanding, comprised of 25,551,204 shares of common stock and 3,009,259 common units held by limited partners.
(3)	Includes 180,075 common units held by RSZ Trust for which Mr. Ziman is the trustee and 7,405 shares of common stock and 413 common units held by Mr. Ziman’s affiliates.
(4)	Includes 13,575 shares of common stock and 42,002 common units held by the Schwimmer Family Irrevocable Trust for which Mr. Schwimmer is a trustee and 7,275 common units held by the Howard Schwimmer Living Trust for which Mr. Schwimmer is the trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2013, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, with the exception of a Form 4 filing for Leslie E. Bider covering one transaction with respect to the operating partnership that was not timely reported during 2013.

RELATED-PARTY AND

OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Formation Transactions

Each property acquired by us through our operating partnership upon the completion of those certain formation transactions in which we engaged in connection with our IPO was previously owned directly or indirectly by partnerships or limited liability companies in which Michael S. Frankel, Howard Schwimmer, Richard Ziman and/or other third parties owned a direct or indirect interest. We refer to these partnerships and limited liability companies collectively as the “Rexford Funds” and we refer to the previous owners of the Rexford Funds as the “prior investors.” In addition, in connection with such transactions, Rexford Industrial, LLC, Rexford Sponsor V LLC and Rexford Fund V Manager LLC (collectively, the “Management Companies”) contributed its property management business, which we refer to as the “property management business,” to our operating partnership. Prior investors in the merged and contributed entities received as consideration for such mergers and contributions 4,947,558 shares of our common stock, 3,697,086 common units, and, in the case of non-accredited investors, approximately $1.0 million in cash.

The value of the consideration paid to each of the prior investors in the formation transactions, in each case, was based upon the terms of the applicable merger or contribution agreement among us and/or our operating partnership, on the one hand, and the prior investor or prior investors, on the other hand. In all cases, the aggregate value of consideration paid to each investor was determined by applying his or her allocated share of ownership in each applicable property to the equity value of such property. The following table sets forth the consideration received by our directors, officers and affiliates in connection with the formation transactions.

Prior Investors	Relationship with Us	Number of Shares Received in Formation Transactions	Number of Units Received in Formation Transactions(1)	Total Value of Formation Transaction Consideration(1)
Richard Ziman	Chairman	51,815	640,545	$9,693,040
Howard Schwimmer	Co-CEO, Director	19,229	853,467	$12,217,744
Michael S. Frankel	Co-CEO, Director	2,110	668,035	$9,382,030

(1)	Amounts include the number and corresponding value of units received in the formation transactions, a portion of which was subsequently cancelled in connection with the Accommodation entered into in October 2013, as more fully described under the heading “—Accommodation” below. As of December 31, 2013, Messrs. Ziman, Schwimmer and Frankel continued to hold 262,321, 385,220 and 218,605 units, respectively.

In addition, in connection with the formation transactions, Michael S. Frankel, Howard Schwimmer and Richard Ziman entered into a representation, warranty and indemnity agreement with us, pursuant to which they made certain representations and warranties to us regarding the entities and assets acquired in the formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties for one year after the completion of our IPO and the formation transactions. For purposes of satisfying any indemnification claims, Messrs. Ziman, Schwimmer and Frankel deposited into escrow shares of our common stock and common units with an aggregate value equal to ten percent of the consideration paid to Messrs. Ziman, Schwimmer and Frankel in the formation transactions. Messrs. Ziman, Schwimmer and Frankel have no obligation to increase the amount of common stock and/or common units in the escrow in the event the trading price of our common stock declines below the IPO price of $14.00 per share. Any and all amounts in the escrow one year from the completion of the formation transactions will be distributed to Messrs. Ziman, Schwimmer and Frankel to the extent that indemnity claims have not been made against such amounts. This indemnification is subject to a one-time aggregate deductible equal to one percent of the consideration paid to Messrs. Ziman, Schwimmer and Frankel in the formation transactions and a cap equal to the value of the consideration deposited in the escrow. Other than Messrs. Ziman, Schwimmer and Frankel, none of the prior investors or the entities that we acquired in the formation transactions provided us with any indemnification.

Excluded Assets

To the extent that a Rexford Fund had an excess of net working capital over “target net working capital” (as set forth below) as determined by us within 45 days prior to the date of the preliminary prospectus in connection with the IPO, the amount of such excess became due to the prior owners of such Rexford Fund immediately prior to the completion of our IPO. To the extent not distributed or paid by such Rexford Fund prior to the completion of our IPO, our operating partnership paid such amounts on behalf of each such ownership entity promptly after the completion of the IPO. For purposes of this calculation, the target net working capital of each ownership entity was zero. Messrs. Ziman, Schwimmer and Frankel received no excess of net working capital distributions.

Concurrent Private Placement

In connection with the formation transactions, we made available to accredited investors in the Rexford Funds and the Rexford management team the opportunity to acquire for cash additional shares of our common stock at the public offering price per share in our public offering concurrently with the completion of the formation transactions and our IPO. We refer to the shares issued pursuant to this opportunity as the concurrent private placement. No fees, discounts or selling commissions were paid to the underwriters in connection with any sale of our common stock through the concurrent private placement. Rexford Fund investors and the Rexford management team invested approximately $47 million in the concurrent private placement at a price per share equal to the public offering price in our public offering. The shares that were issued in the concurrent private placement were in addition to the shares sold in our public offering.

The following table sets forth the amounts that our directors, officers and affiliates purchased in the concurrent private placement.

Prior Investors	Relationship with Us	Number of Shares Purchased in Concurrent Private Placement	Total Cash Consideration
Richard Ziman	Chairman	40,690	$569,660
Howard Schwimmer	Co-CEO, Director	24,209	$338,926
Michael S. Frankel	Co-CEO, Director	14,754	$206,556

Accommodation

In October 2013, Messrs. Schwimmer, Frankel and Ziman, with the support of our board of directors, undertook to offer an accommodation (the “Accommodation”) in which Messrs. Schwimmer, Frankel and Ziman, together with certain other prior owners of the Management Companies, would return up to $32.1 million that they received in connection with our IPO and the formation transactions. The Accommodation would effectively reallocate up to $21.1 million in our operating partnership units to our prior investors who elected to participate in the Accommodation by signing transfer agreements containing a release of claims relating to their investment in the Rexford Funds (“Transfer and Release Agreements”). This $21.1 million represents the aggregate value allocated to the Management Companies in the formation transactions. As part of the Accommodation, Messrs. Schwimmer, Frankel and Ziman also would cancel a percentage of their restricted stock grants (valued collectively at $11.0 million) equal to the portion of the aggregate capital commitments in the Predecessor Funds represented by investors participating in the Accommodation. The effectiveness of the Accommodation was subject to prior investors representing at least 67.7% of the aggregate capital commitments in each of our Predecessor Funds agreeing to participate in the Accommodation by signing Transfer and Release Agreements. As of December 31, 2013, the Accommodation has ended, and 97.9% of prior investors, who collectively represent 98.5% of the aggregate capital commitments in our Predecessor Funds, participated in the Accommodation by signing Transfer and Release Agreements. For more information, see Item 3. Legal Proceedings in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Partnership Agreement

In connection with the completion of our IPO and the formation transactions, we entered into an amended and restated partnership agreement with the various persons receiving common units in the formation transactions, including certain executive officers of our company. As a result, these persons became limited partners of our operating partnership.

Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners have the right, beginning 14 months after the later of the completion of our IPO or the date on which a person first became a holder of common units, to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter.

Registration Rights

In connection with the completion of our IPO, we entered into a registration rights agreement with the various persons receiving shares of our common stock and/or common units in the formation transactions and concurrent private placement, including certain of our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not later than 14 months after the date of the completion of our public offering, we will file one or more registration statements covering the resale of the shares of our common stock issued in the formation transactions and the concurrent private placement and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act of 1933, as amended, in lieu of our operating partnership’s obligation to pay cash for such units. We agreed to pay all of the expenses relating to the securities registrations described above.

Tax Matters Agreement

We entered into a tax matters agreement with certain limited partners of our operating partnership, including Messrs. Ziman, Schwimmer and Frankel, (in such capacity, the “Tax Matters Representatives”). Under this agreement, our operating partnership will indemnify such limited partners for their tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to their share of the built-in gain, as of the completion of the formation transactions, with respect to their interest in in certain properties in our portfolio as of the date of our IPO if the operating partnership, without the consent of at least two of the Tax Matters Representatives, disposes of any interest with respect to such properties in a taxable transaction during the shorter of the seven-year period after the completion of our formation transactions and the date on which more than 50% of the common units originally received by any such limited partner in our formation transactions have been sold, exchanged or otherwise disposed of by the limited partner, subject to certain exceptions and limitations. In addition, if during the period ending on the twelfth anniversary of the completion of the formation transactions we fail to offer certain limited partners an opportunity to guarantee, in the aggregate, up to approximately $19 million of our outstanding indebtedness, or if we fail to make commercially reasonable efforts to provide such partners who continue to own at least 50% of the common units originally received by such partners in the formation transactions with an opportunity to guarantee debt after this period, our operating partnership will be required to indemnify such limited partners against their resulting tax liabilities (plus an additional amount equal to the taxes they incur as a result of such indemnity payment). Messrs. Ziman, Schwimmer and Frankel will have the opportunity to guarantee up to approximately $2.4 million, $6.5 million and $3.5 million respectively, of our outstanding indebtedness pursuant to the tax matters agreement. Among other things, this opportunity to guarantee debt is intended to allow the participating limited partners to defer the recognition of gain in connection with our formation transactions. The sole and exclusive rights and remedies of any limited partner under the tax matters agreement shall be a claim against our operating partnership for such limited partner’s tax liabilities as calculated in the tax matters agreement, and no limited partner shall be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a property from our operating partnership in violation of the tax matters agreement.

Employment Agreements

We entered into employment agreements with certain of our named executive officers which will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. The material terms of the agreements with our named executive officers are described above under the heading “Executive Compensation.”

Property Management Agreements

Prior to the formation transactions, Rexford Industrial Realty and Management, Inc. (our “services company”) provided management services to the Rexford Funds. As part of the formation transactions, our services company became a wholly owned subsidiary of our operating partnership. Mr. Schwimmer owns interests in 19 properties representing approximately 1.0 million square feet that are not part of the Rexford Funds portfolio. Mr. Schwimmer’s investments in these properties are more than a decade old and pre-date the formation of the Rexford Funds. These properties have been managed by our services company since completion of the IPO pursuant to property management agreements. In 2013, these management services generated revenues of $233,000 for the services company. Conflicts of interest may exist or could arise in the future as a result of this relationship, including the decision of whether to extend, terminate or re-negotiate these property management agreements.

Equity Incentive Award Plan

In connection with the formation transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of equity awards granted pursuant to the plan are described above under the heading “Executive Compensation.”

Indemnification of Officers and Directors

Upon completion of our IPO, our charter and bylaws provided for certain indemnification rights for our directors and officers and we entered into indemnification agreements with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers, directors, partners, trustees, managers or members to the maximum extent permitted by Maryland law. We also entered into indemnification agreements with Mr. Schwab and Mr. Abrams upon Mr. Schwab’s appointment by the Board to serve as a director and in connection with Mr. Abrams’s employment with the Company, respectively.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Code of Business Conduct and Ethics policy since our IPO in July 2013. As part of our Code of Business Conduct and Ethics, our officers, directors and employees are expected to engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party before approving such transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee or our board of directors has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) was, is or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (b) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ours or a nominee to become a director of ours;

•	any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is expected to occur or exist (or when it occurred or existed);

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a director, officer, general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE

The Audit Committee Report reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and Proxy Statements, then you may contact our Investor Relations Department by: (a) mail at Rexford Industrial Realty, Inc., Attention: Investor Relations, 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, (b) telephone at (424) 256-2153 ext. 401, or (c) e-mail at investorrelations@rexfordindustrial.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

STOCKHOLDER PROPOSALS

2014 Annual Meeting Proposals

Our bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with certain disclosure requirements and other procedures provided for in our bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.

2015 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2015 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the first page of this Proxy Statement no later than December 16, 2014. Any proposal should be addressed to our General Counsel and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, our bylaws currently require that we be given advance written notice of nominations for election as directors and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Our Secretary must receive such notice at the address set forth in the Introduction not later than the close of business on December 16, 2014 and no earlier than November 16, 2014 for nominations and other matters to be presented at the 2015 annual meeting of our stockholders. However, in the event that the 2015 annual meeting is held before April 30, 2015 or after June 29, 2015, for notice by a stockholder to be timely it must be received no earlier than 150 days prior to the date of the 2015 annual meeting and not later than 5:00 p.m., Eastern Time, on the later of (a) 120 days prior to the date of the 2015 annual meeting and (b) the tenth day following the day on which we first made a public announcement of the date of such meeting.

OTHER MATTERS

Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors,

Jonathan Abrams

General Counsel and Secretary

Los Angeles, California

April 15, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

REXFORD INDUSTRIAL REALTY, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on May 30, 2014

The Notice of Annual Meeting, Proxy Statement, 2013 Annual Report and other SEC filings are available at the investor relations page of our website at www.rexfordindustrial.com.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN

THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Rexford Industrial
Real Estate Acquisition Development & Management

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73793-P49804 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REXFORD INDUSTRIAL REALTY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard S. Ziman
02) Howard Schwimmer
03) Michael S. Frankel
04) Robert L. Antin
05) Steven C. Good
06) Joel S. Marcus
07) Peter E. Schwab

NOTE: Such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or other entity, please sign in full corporate, partnership or entity name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M73794-P49804

REXFORD INDUSTRIAL REALTY, INC.
Annual Meeting of Stockholders
May 30, 2014 at 8:00 A.M. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Jonathan Abrams and Adeel Khan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Rexford Industrial Realty, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. Pacific Time on May 30, 2014, at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, CA 90012, and any continuation, postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side